August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Pricing Supplement No. 353 dated July 31, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Protected Absolute Return Barrier Notes due February 20, 2009
Based on the Value of the S&P 100® Index

P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Issue price:		$10 (see “Commissions and issue price” below)
Stated principal amount:		$10
Aggregate Principal Amount:		$6,300,000
Pricing date:		August 24, 2007
Original issue date:		August 31, 2007 (5 business days after the pricing date)
Maturity date:		February 20, 2009
Underlying index:		The S&P 500® Index (the “Index”)
Maturity redemption amount:		$10 + supplemental redemption amount (if any)
Maximum payment at maturity:		$12.00 (120% of the stated principal amount).
Supplemental redemption amount:		▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg page “SPX” or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index.

Index range:		Any value of the Index that is:
▪ greater than or equal to 1,183.496 (initial index value x 80%); and
▪ less than or equal to 1,775.244 (initial index value x 120%)
Absolute index return:		Absolute value of: (final index value – initial index value) / initial index value
Initial index value:		1,479.37, the closing value of the Index on the pricing date
Final index value:		The closing value of the Index on the index valuation date
Index valuation date:		February 18, 2009
CUSIP:		617475728
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
	Total:	$6,300,000	110,250	6,189,750
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.95 per note.  Please see the cover page of the accompanying preliminary pricing supplement.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 353 dated July 31, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.